Exhibit 99.1

News Release

Investor Contact:	Media Contact:
Andrew Hedberg (651) 250-2185	Victoria Whitney (651) 250-4724
Andrew Pearson (651) 250-3654

ECOLAB DELIVERS ACCELERATED SALES GROWTH AND DOUBLE-DIGIT EPS GROWTH

REPORTED DILUTED EPS $1.52; ADJUSTED DILUTED EPS $1.70, +13%

MAINTAINS 2026 ADJUSTED DILUTED EPS OUTLOOK: $8.43 - $8.63, +12% - 15%

FIRST QUARTER HIGHLIGHTS

●	Ecolab delivered another quarter of double-digit EPS growth, driven by continued strong value pricing, accelerated volume growth and solid operating income margin expansion.
●	Reported sales $4.1 billion, +10%. Organic sales accelerated to +4%, led by accelerated growth in Life Sciences, Global High-Tech, Institutional and Specialty. Pest Elimination and Food & Beverage continued to deliver strong growth.
●	Reported operating income margin 15.3%. Adjusted operating income margin increased 70 bps to 16.7%.
●	Reported diluted EPS $1.52, +8%. Adjusted diluted EPS $1.70, +13%.

MAINTAINS 2026 OUTLOOK

●	2026: Continue to expect adjusted diluted EPS in the $8.43 to $8.63 range, +12% to 15%, excluding the impact of the pending CoolIT Systems acquisition. Ecolab expects to quickly offset rising commodity costs through accelerating pricing, record new business wins and improved productivity.
●	2Q 2026: Expect adjusted diluted EPS in the $2.02 to $2.12 range, +7% to 12%. This range reflects a short transition period as benefits from the energy surcharge progressively build to offset higher commodity costs.

	First Quarter Ended March 31
	Reported			Adjusted
(unaudited)	Public Currency Rates		%	Public Currency Rates		%
(millions, except per share)	2026	2025	Change	2026	2025	Change
Net sales	$4,066.1	$3,695.0	10%	$4,066.1	$3,695.0	10%
Operating income	622.0	555.3	12%	679.7	589.6	15%
Net income attributable to Ecolab	432.6	402.5	7%	482.5	427.1	13%

Diluted earnings per share attributable to Ecolab	$1.52	$1.41	8%	$1.70	$1.50	13%

	Organic		%
	2026	2025	Change
Net sales	$3,957.3	$3,823.1	4%
Operating income	664.9	616.2	8%

ST. PAUL, Minn., April 28, 2026

CEO Comment

Christophe Beck, Ecolab’s chairman, president and chief executive officer, said, “We delivered another strong quarter, with accelerated sales growth and double-digit earnings growth reflecting the strength of our growth engines and the improving performance of our core businesses. That performance was driven by strong value pricing, accelerated volume growth and improved productivity, demonstrating the power of our technology- and service-led model and the way our teams execute every day to deliver for customers in a complex operating environment.

“Accelerated organic sales growth this quarter was led by our growth engines, which collectively strengthened over the prior quarter. Life Sciences accelerated to 11% growth, driven by bioprocessing, which more than doubled its sales during the quarter. Pest Elimination grew 7%, with strong gains from our One Ecolab growth initiative and our new pest intelligence offering. Ecolab Digital and Global High-Tech both grew more than 20%, reflecting strong customer demand for connected, outcome-based solutions. Our core businesses also delivered strong performance as Institutional and Specialty both improved, and Food & Beverage continued to significantly outperform market trends.

“During the quarter, we responded quickly to sharply rising global energy costs driven by geopolitical developments. We took decisive actions across our supply chain, procurement and operations to absorb cost pressures wherever possible. We also announced a global energy surcharge to mitigate the dramatic rise in energy prices. As a result, commodity costs are expected to increase high‑single digits starting in the second quarter, and we expect those costs to remain high through the end of the year. Our priority is, and always will be, being there for our customers and supporting their operations no matter what the environment looks like.

“As we move into the second quarter, we expect a short transition period as we absorb rising commodity costs, while the benefits from the energy surcharge progressively build. Exiting the second quarter, we expect accelerating pricing to cover the dollar impact from higher commodity costs, with gross margin stabilizing in the second half of the year. With this, along with strong new business wins and improved productivity, we expect Ecolab’s performance to strengthen in the second half of the year and are reiterating our expectation to deliver 12-15% adjusted EPS growth in 2026, excluding the impact of the recently announced acquisition of CoolIT Systems.

“The pending acquisition of CoolIT is an important strategic step for Ecolab, further strengthening our Global High-Tech growth engine and extending our leadership in high-performance cooling for data centers. Our combined end-to-end cooling technologies enable leading hyperscale and colocation data centers to put more power towards computing, with less water and energy consumption. Overall, we are confident in our team’s ability to execute and deliver for customers and shareholders, supported by the strong momentum of our growth engines and solid performance in our core businesses.”

First Quarter 2026 Consolidated Results

Ecolab’s first quarter reported sales increased 10%. Organic sales growth accelerated to 4% when compared to the prior year. Ecolab Digital sales increased 24% to $99 million, with double-digit growth across both software and enabling hardware subscriptions.

First quarter 2026 reported operating income increased 12% including the impact of special gains and charges. Adjusted operating income increased 15%, as accelerated sales growth and improved productivity more than offset higher commodity costs and growth-oriented investments in the business.

Reported other income in the first quarter of 2026 decreased $4 million. Reported net interest expense increased $14 million reflecting the impact of lower cash balances and new debt used to fund the Ovivo Electronics acquisition. Together, these items reduced adjusted earnings per share by $0.05 in the first quarter of 2026, while currency translation increased earnings per share by $0.08.

The reported income tax rate for the first quarter of 2026 was 21.8% compared with the reported rate of 20.3% in the first quarter of 2025. Excluding special gains and charges and discrete tax items, the adjusted tax rate for the first quarter of 2026 was 21.0% compared with the adjusted tax rate of 20.8% in the first quarter of 2025.

Reported net income increased 7% versus the prior year. Excluding the impact of special gains and charges and discrete tax items, adjusted net income increased 13% versus the prior year.

Reported diluted earnings per share increased 8% versus the prior year. Adjusted diluted earnings per share increased 13% when compared against the first quarter of 2025.

Ecolab repurchased approximately 1.3 million shares of its common stock during the first quarter of 2026.

First Quarter 2026 Segment Review

Global Water

(unaudited)	First Quarter Ended March 31			Organic
(millions)	2026	2025	% Change	% Change

Fixed currency
Sales	$2,035.2	$1,899.5	7%	2%
Operating income	297.8	278.7	7%	0%
Operating income margin	14.6%	14.7%
Organic operating income margin	14.3%	14.7%

Public currency
Sales	$2,043.0	$1,826.4	12%
Operating income	299.3	264.1	13%

The Global Water segment includes Heavy Water, Light Water, High-Tech, Food & Beverage, and Paper

Fixed currency sales increased 7%, driven by a 5% benefit from the Ovivo Electronics acquisition and organic sales growth of 2%. Performance was led by more than 20% organic growth in Global High-Tech, reflecting robust growth across both microelectronics and data centers. Food & Beverage continued to grow mid-single digits, driven by attractive new business wins from our One Ecolab growth strategy. Light Water delivered steady performance, driven by solid gains in transportation. Collectively, the headwind from softer sales in Heavy Water and Paper stabilized, driven by good new business wins. Organic operating income was stable as sales growth offset higher commodity costs and growth-oriented investments in the business. Global Water’s underlying performance remained strong when excluding Heavy Water and Paper, which together reduced organic sales growth by low-single digits and organic operating income growth by upper-single digits.

Global Institutional & Specialty

(unaudited)	First Quarter Ended March 31			Organic
(millions)	2026	2025	% Change	% Change

Fixed currency
Sales	$1,507.7	$1,454.8	4%	4%
Operating income	347.5	308.4	13%	13%
Operating income margin	23.0%	21.2%
Organic operating income margin	23.0%	21.2%

Public currency
Sales	$1,511.4	$1,418.0	7%
Operating income	348.2	301.2	16%

Fixed currency and organic sales growth both improved to 4%. Institutional’s improved performance was driven by good growth with hospitality customers. Specialty’s sales grew high-single digits, with accelerated growth driven by robust new business wins and continued value pricing. Organic operating income increased 13%, as strong sales growth more than offset higher commodity costs.

Global Pest Elimination

(unaudited)	First Quarter Ended March 31			Organic
(millions)	2026	2025	% Change	% Change

Fixed currency
Sales	$310.1	$287.4	8%	7%
Operating income	51.7	47.7	8%	10%
Operating income margin	16.7%	16.6%
Organic operating income margin	17.0%	16.6%

Public currency
Sales	$310.8	$280.6	11%
Operating income	51.9	46.5	12%

Fixed currency sales increased 8%, reflecting 7% organic growth and a 1% benefit from attractive, targeted acquisitions in North America. Strong organic sales growth was led by robust gains in restaurants, food retail, food & beverage and healthcare, which continue to benefit from our One Ecolab growth strategy. Organic operating income increased 10% as strong sales growth and improved productivity more than offset growth-oriented investments, including pest intelligence.

Global Life Sciences

(unaudited)	First Quarter Ended March 31			Organic
(millions)	2026	2025	% Change	% Change

Fixed currency
Sales	$200.9	$181.4	11%	11%
Operating income	37.5	31.0	21%	21%
Operating income margin	18.7%	17.1%
Organic operating income margin	18.7%	17.1%

Public currency
Sales	$200.9	$170.0	18%
Operating income	37.7	26.6	42%

Fixed currency and organic sales growth both accelerated to 11%. This strong growth was driven by bioprocessing, which more than doubled its sales during the quarter. This, along with robust growth in pharmaceutical & personal care, overcame temporary capacity constraints within Life Sciences’ industrial water purification business. Organic operating income increased 21%, as strong sales growth and lower supply chain costs more than offset unfavorable mix and growth-oriented investments in the business. Life Sciences’ current upper-teens organic operating income margin reflects strong underlying profitability and continued investments in breakthrough innovation, global capabilities, and capacity to unlock this very attractive, long-term growth opportunity.

Corporate

(unaudited)	First Quarter Ended March 31
(millions)	2026	2025

Public currency
Corporate operating expense
Transformational acquisition amortization	$57.4	$48.8
Special (gains) and charges	57.7	34.3
Total Corporate operating expense (income)	$115.1	$83.1

First quarter of 2026 corporate segment includes:

●	amortization expense of $28 million related to the Nalco merger intangible assets, $22 million related to Purolite acquisition intangible assets and $8 million related to the Ovivo Electronics acquisition intangible assets

●	special gains and charges were a net charge of $58 million, primarily related to One Ecolab and acquisition and integration costs for the Ovivo Electronics and pending CoolIT Systems acquisitions

Special gains and charges for the first quarter of 2025 impacting operating expense were a net charge of $34 million primarily related to One Ecolab.

Business Outlook

2026

Long-term growth trends in water, hygiene, infection prevention, and digital technologies continue to fuel resilient demand for Ecolab’s innovative technologies and services. Strong momentum in Ecolab’s growth engines, which include Global High-Tech, Life Sciences, Pest Elimination and Ecolab Digital, is expected to continue to strengthen Ecolab’s overall performance. Ecolab’s investments in these areas position the company well to capitalize on these attractive long-term high-growth, high-margin opportunities.

In the near-term, the global operating environment remains unpredictable, including constantly evolving geopolitics and international trade policy, which are resulting in rising commodity costs and emerging challenges in the Middle East. Importantly, the company is very well positioned to quickly mitigate the impact of these challenges. Over the past few years, Ecolab’s team has demonstrated it can adjust quickly to deliver high performance in almost any environment, which is why even with these dynamic macroeconomic conditions, Ecolab’s confidence in its performance trajectory remains strong. Pricing is expected to progressively accelerate over the next few quarters as the energy surcharge gets implemented. At the same time, Ecolab remains focused on delivering incremental total value to customers that over time will exceed the total price increases. As the company exits the second quarter, it expects accelerating pricing to cover the dollar impact from higher commodity costs, with gross margin stabilizing in the second half of the year.

With progressively accelerating pricing and the acquisition of Ovivo Electronics, Ecolab expects 2026 reported sales to increase 9% to 11%. Organic sales growth is expected to accelerate to the 6% to 7% range in the second half of the year as pricing strengthens and volumes continue to grow. The company anticipates adjusted operating income margin to expand to approximately 19% in 2026, resulting in adjusted operating income growth of 14% to 16%.

In total, Ecolab continues to expect full year 2026 adjusted diluted earnings per share in the $8.43 to

$8.63 range, rising 12% to 15% compared with adjusted diluted earnings per share of $7.53 in 2025. This outlook excludes the impact of the recently announced acquisition of CoolIT Systems, which is expected to close during the third quarter.

The company currently anticipates quantifiable special charges in 2026 to be approximately $0.60 to $0.65 per share, principally related to restructuring charges. Other than the special gains and charges noted above, other such amounts are not currently quantifiable.

2026 – Second Quarter

Ecolab expects second quarter 2026 adjusted diluted earnings per share in the $2.02 to $2.12 range, rising 7% to 12% compared with adjusted diluted earnings per share of $1.89 a year ago. This range reflects a short transition period as benefits from the energy surcharge progressively build to offset higher commodity costs.

The company currently expects quantifiable special charges in the second quarter of 2026 to be approximately $0.22 per share, principally related to restructuring charges. Other than the special gains and charges noted above, other such amounts are not currently quantifiable.

About Ecolab

A trusted partner for millions of customers, Ecolab (NYSE:ECL) is a global leader in water, hygiene and infection prevention solutions and services that protect people and the resources vital to life. For more than a century, Ecolab has advanced innovation by integrating science-based solutions, data-driven insights, AI technology and world-class service. This unique combination enables Ecolab to partner with customers to define what best-in-class looks like and scale it across their operations, helping them achieve peak performance. Today, Ecolab delivers $16 billion in annual sales, employs 48,000 associates and serves customers in more than 170 countries and 40 industries. The company helps protect one-third of the world’s food production and a quarter of the power generated while delivering innovative solutions across food, hospitality, healthcare, data centers, microelectronics and life sciences. As the world’s water company, Ecolab plays an important role in AI growth by supporting the full water needs of advanced computing—from ultra‑pure water for chip manufacturing, to water solutions that support the power behind AI, to direct liquid cooling systems for high‑density computing that improves performance while reducing environmental impact through circular water use. In life sciences, Ecolab delivers end to end solutions that support the development and manufacturing of life-saving drugs, helping customers operate safely and consistently at scale while improving performance and reducing environmental impact. Through its comprehensive approach, Ecolab protects what’s vital, with a goal by 2030 to help protect 2 billion people from infections and conserve enough drinking water for 1 billion people, while continuing to enhance business performance.

Ecolab. Protecting What’s Vital.

www.ecolab.com

Ecolab will host a live webcast to review the first quarter earnings announcement today at 1:00 p.m. Eastern Time. The webcast, along with related materials, will be available to the public on Ecolab's website at www.ecolab.com/investor. A replay of the webcast and related materials will be available at that site.

Cautionary Statements Regarding Forward-Looking Information

This news release contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding macroeconomic conditions and our financial and business performance and prospects, including sales, earnings, special gains and charges, raw material costs, margins, pricing, currency translation, productivity, investments, acquisitions and new business. These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this news release. In particular, the ultimate results of any restructuring initiative depend on a number of factors, including the development of final plans, the impact of local regulatory requirements regarding employee terminations, the time necessary to develop and implement the restructuring initiatives and the level of success achieved through such actions in improving competitiveness, efficiency and effectiveness.

Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K, and our other public filings with the Securities and Exchange Commission (the "SEC"), and include the impact of economic factors such as the worldwide economy, interest rates, foreign currency risk, reduced sales and earnings in our international operations resulting from the weakening of local currencies versus the U.S. dollar, demand uncertainty, supply chain challenges and inflation; the vitality of the markets we serve; exposure to global economic, political and legal risks related to our international operations, including international trade policies, geopolitical instability and the escalation of armed conflicts; our increasing reliance on artificial intelligence technologies in our products, services and operations; information technology infrastructure failures or breaches in data security; difficulty in procuring raw materials or fluctuations in raw material costs; our ability to successfully execute organizational change and management transitions; the occurrence of severe public health outbreaks not limited to COVID-19; our ability to acquire complementary businesses and to effectively integrate such businesses; our ability to execute key business initiatives; our ability to successfully compete with respect to value, innovation and customer support; pressure on operations from consolidation of customers or vendors; restraints on pricing flexibility due to contractual obligations and our ability to meet our contractual commitments; the costs and effects of complying with laws and regulations, including those relating to the environment, climate change standards, and to the manufacture, storage, distribution, sale and use of our products, as well as to the conduct of our business generally, including labor and employment and anti-corruption; potential safety incidents; potential chemical spill or release; potential to incur significant tax liabilities or indemnification liabilities relating to the separation and split-off of our ChampionX business; the occurrence of litigation or claims, including class action lawsuits; the loss or insolvency of a major customer or distributor; repeated or prolonged government and/or business shutdowns or similar events; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; our commitments, goals, targets, objectives and initiatives related to sustainability, and our public statements and disclosures regarding them; changes in tax laws and unanticipated tax liabilities; potential loss of deferred tax assets; our indebtedness, and any failure to comply with covenants that apply to our indebtedness; potential losses arising from the impairment of goodwill or other assets; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

Non-GAAP Financial Information

This news release and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”).

These non-GAAP financial measures may include:

•fixed currency sales

•organic sales

•adjusted cost of sales

•adjusted gross profit

•adjusted gross margin

•fixed currency operating income

•fixed currency operating income margin

•adjusted operating income

•adjusted fixed currency operating income

•adjusted fixed currency operating income margin

•organic operating income

•organic operating income margin

•adjusted tax rate

•adjusted net income attributable to Ecolab

•adjusted diluted earnings per share

•free cash flow

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP financial measures for adjusted cost of sales, adjusted gross margin, adjusted gross profit and adjusted operating income exclude the impact of special (gains) and charges and our non-GAAP financial measures for adjusted tax rate, adjusted net income attributable to Ecolab and adjusted diluted earnings per share further exclude the impact of discrete tax items. Adjusted diluted earnings per share also excludes the impact of the Ovivo Electronics acquisition in the fourth quarter of 2025. We include items within special (gains) and charges and discrete tax items that we believe can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs and/or income associated with historical trends and future results. After tax special (gains) and charges are derived by applying the applicable local jurisdictional tax rate to the corresponding pre-tax special (gains) and charges.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange, which eliminate the translation impact of exchange rate fluctuations on our international results. Fixed currency amounts included in this release are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2026. We also provide our segment results based on public currency rates for informational purposes.

Our reportable segments do not include the impact of intangible asset amortization from the Nalco, Purolite and Ovivo Electronics transactions or the impact of special (gains) and charges as these are not allocated to the Company’s reportable segments.

Our non-GAAP financial measures for organic sales, organic operating income and organic operating income margin are at fixed currency and exclude the impact of special (gains) and charges where applicable, the results of our acquired businesses from the first twelve months post acquisition and the results of divested businesses from the twelve months prior to divestiture.

We define free cash flow as net cash provided by operating activities less cash outlays for capital expenditures. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. It should not be considered a substitute for income or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. We believe free cash flow is meaningful to investors as it functions as a useful measure of performance and we use this measure as an indication of the strength of the Company and its ability to generate cash.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this news release. Reconciliations of our non-GAAP measures are included in the following "Supplemental Non-GAAP Reconciliations" and “Supplemental Diluted Earnings per Share Information” tables included in this news release.

We do not provide reconciliations for non-GAAP estimates on a forward-looking basis (including those contained in this news release) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of various items that have not yet occurred, are out of our control and/or cannot be reasonably predicted, and that would impact reported earnings per share and the reported tax rate, the most directly comparable forward-looking GAAP financial measures to adjusted earnings per share and the adjusted tax rate. For the same reasons, we are unable to address the probable significance of the unavailable information.

###

(ECL-E)

ECOLAB INC.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	First Quarter Ended
	March 31%
(millions, except per share)	2026	2025	Change

Product and equipment sales	$3,174.6	$2,901.9
Service and lease sales	891.5	793.1
Net sales	4,066.1	3,695.0	10%
Product and equipment cost of sales	1,786.2	1,605.4
Service and lease cost of sales	509.1	454.8
Cost of sales (1)	2,295.3	2,060.2	11%
Selling, general and administrative expenses	1,102.4	1,050.0	5%
Special (gains) and charges (1)	46.4	29.5
Operating income	622.0	555.3	12%
Other (income) expense	(8.8)	(13.0)	(32)%
Interest expense, net	72.7	58.3	25%
Income before income taxes	558.1	510.0	9%
Provision for income taxes	121.5	103.5	17%
Net income including noncontrolling interest	436.6	406.5	7%
Net income attributable to noncontrolling interest	4.0	4.0
Net income attributable to Ecolab	$432.6	$402.5	7%

Earnings attributable to Ecolab per common share
Basic	$1.53	$1.42	8%
Diluted	$1.52	$1.41	8%

Weighted-average common shares outstanding
Basic	282.0	283.4	0%
Diluted	283.7	285.3	(1)%

(1) Cost of sales and Special (gains) and charges in the Consolidated Statement of Income above include the following:

	First Quarter Ended
	March 31
(millions)	2026	2025

Cost of sales
One Ecolab	$1.6	$4.8
Other restructuring	9.7	-
Subtotal (a)	11.3	4.8

Special (gains) and charges
One Ecolab	31.4	39.4
Acquisition and integration activities	14.1	1.5
Sale of global surgical solutions business	-	1.6
Other	0.9	(13.0)
Subtotal	46.4	29.5

Total special (gains) and charges	$57.7	$34.3

(a) Special charges of $11.3 million and $4.8 million in the first quarter of 2026 and 2025, respectively, were recorded in product and equipment cost of sales.

ECOLAB INC.

REPORTABLE SEGMENT INFORMATION

(unaudited)

	First Quarter Ended March 31
	Fixed Currency Rates			Public Currency Rates
			%			%
(millions)	2026	2025	Change	2026	2025	Change
Net Sales
Global Water	$2,035.2	$1,899.5	7%	$2,043.0	$1,826.4	12%
Global Institutional & Specialty	1,507.7	1,454.8	4%	1,511.4	1,418.0	7%
Global Pest Elimination	310.1	287.4	8%	310.8	280.6	11%
Global Life Sciences	200.9	181.4	11%	200.9	170.0	18%
Subtotal at fixed currency rates	4,053.9	3,823.1	6%	4,066.1	3,695.0	10%
Currency impact	12.2	(128.1)	*	-	-	*
Consolidated reported GAAP net sales	$4,066.1	$3,695.0	10%	$4,066.1	$3,695.0	10%

Operating Income (loss)
Global Water	$297.8	$278.7	7%	$299.3	$264.1	13%
Global Institutional & Specialty	347.5	308.4	13%	348.2	301.2	16%
Global Pest Elimination	51.7	47.7	8%	51.9	46.5	12%
Global Life Sciences	37.5	31.0	21%	37.7	26.6	42%
Corporate	(114.8)	(83.5)	*	(115.1)	(83.1)	*
Subtotal at fixed currency rates	619.7	582.3	6%	622.0	555.3	12%
Currency impact	2.3	(27.0)	*	-	-	*
Consolidated reported GAAP operating income	$622.0	$555.3	12%	$622.0	$555.3	12%

* Not meaningful.

As shown in the “Fixed Currency Rates” tables above, we evaluate the performance of our international operations based on fixed currency exchange rates, which eliminate the impact of exchange rate fluctuations on our international operations. Amounts shown in the “Public Currency Rates” tables above reflect amounts translated at actual public average rates of exchange prevailing during the corresponding period and are provided for informational purposes. The difference between the fixed currency exchange rates and the public currency exchange rates is reported as “Currency impact” in the “Fixed Currency Rates” tables above.

The Corporate segment includes amortization from the Nalco, Purolite and Ovivo Electronics transactions intangible assets. The Corporate segment also includes special (gains) and charges reported on the Consolidated Statement of Income.

ECOLAB INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

	March 31	December 31	March 31
(millions)	2026	2025	2025
Assets
Current assets
Cash and cash equivalents	$519.8	$646.2	$1,162.6
Accounts receivable, net	3,280.2	3,249.4	2,857.1
Inventories	1,572.0	1,490.4	1,547.2
Other current assets	670.7	569.6	514.2
Total current assets	6,042.7	5,955.6	6,081.1

Property, plant and equipment, net	4,397.2	4,276.6	3,775.8
Goodwill	9,438.7	9,227.0	7,864.5
Other intangible assets, net	3,524.2	3,688.5	3,228.7
Operating lease assets	775.1	765.9	750.7
Other assets	862.7	782.7	665.6
Total assets	$25,040.6	$24,696.3	$22,366.4

Liabilities and Equity
Current liabilities
Short-term debt	$1,573.2	$870.4	$614.2
Accounts payable	2,054.8	2,071.0	1,765.6
Compensation and benefits	571.4	721.5	540.1
Income taxes	127.4	134.3	178.5
Other current liabilities	1,768.9	1,737.5	1,510.8
Total current liabilities	6,095.7	5,534.7	4,609.2

Long-term debt	6,922.5	7,365.9	6,997.6
Pension and postretirement benefits	547.6	546.1	590.2
Deferred income taxes	389.5	329.9	249.4
Operating lease liabilities	603.5	596.5	598.8
Other liabilities	449.8	518.7	417.5
Total liabilities	15,008.6	14,891.8	13,462.7

Equity
Common stock	370.2	369.4	368.6
Additional paid-in capital	7,643.7	7,521.3	7,298.2
Retained earnings	13,060.5	12,834.0	11,735.2
Accumulated other comprehensive loss	(1,626.1)	(1,874.3)	(2,064.2)
Treasury stock	(9,444.4)	(9,079.6)	(8,462.0)
Total Ecolab shareholders’ equity	10,003.9	9,770.8	8,875.8
Noncontrolling interest	28.1	33.7	27.9
Total equity	10,032.0	9,804.5	8,903.7
Total liabilities and equity	$25,040.6	$24,696.3	$22,366.4

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	First Quarter Ended
	March 31
(millions, except percent and per share)	2026	2025

Net sales
Reported GAAP net sales	$4,066.1	$3,695.0
Effect of foreign currency translation	(12.2)	128.1
Non-GAAP fixed currency sales	4,053.9	3,823.1
Effect of acquisitions and divestitures	(96.6)	-
Non-GAAP organic sales	$3,957.3	$3,823.1

Cost of sales
Reported GAAP cost of sales	$2,295.3	$2,060.2
Special (gains) and charges	11.3	4.8
Non-GAAP adjusted cost of sales	$2,284.0	$2,055.4

Gross profit
Reported GAAP gross profit	$1,770.8	$1,634.8
Special (gains) and charges	11.3	4.8
Non-GAAP adjusted gross profit	$1,782.1	$1,639.6

Gross margin
Reported GAAP gross margin	43.6%	44.2%
Non-GAAP adjusted gross margin	43.8%	44.4%

Operating income
Reported GAAP operating income	$622.0	$555.3
Special (gains) and charges at public currency rates	57.7	34.3
Non-GAAP adjusted operating income	679.7	589.6
Effect of foreign currency translation	(3.4)	26.6
Non-GAAP adjusted fixed currency operating income	676.3	616.2
Effect of acquisitions and divestitures	(11.4)	-
Non-GAAP organic operating income	$664.9	$616.2

Operating income margin
Reported GAAP operating income margin	15.3%	15.0%
Non-GAAP adjusted operating income margin	16.7%	16.0%
Non-GAAP organic operating income margin	16.8%	16.1%

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	First Quarter Ended
	March 31
(millions, except percent and per share)	2026	2025
Net Income attributable to Ecolab
Reported GAAP net income attributable to Ecolab	$432.6	$402.5
Special (gains) and charges, after tax	45.5	25.1
Discrete tax net expense (benefit)	4.4	(0.5)
Non-GAAP adjusted net income attributable to Ecolab	$482.5	$427.1

Diluted EPS attributable to Ecolab
Reported GAAP diluted EPS	$1.52	$1.41
Special (gains) and charges, after tax	0.16	0.09
Discrete tax net expense (benefit)	0.02	0.00
Non-GAAP adjusted diluted EPS	$1.70	$1.50

Provision for Income Taxes
Reported GAAP tax rate	21.8%	20.3%
Special gains and charges	(0.1)	0.4
Discrete tax items	(0.7)	0.1
Non-GAAP adjusted tax rate	21.0%	20.8%

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	First Quarter Ended March 31
	2026			2025
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Organic	Fixed Currency	Impact of Acquisitions and Divestitures	Organic
Net Sales
Global Water	$2,035.2	($95.0)	$1,940.2	$1,899.5	$-	$1,899.5
Global Institutional & Specialty	1,507.7	-	1,507.7	1,454.8	-	1,454.8
Global Pest Elimination	310.1	(1.6)	308.5	287.4	-	287.4
Global Life Sciences	200.9	-	200.9	181.4	-	181.4
Subtotal at fixed currency rates	4,053.9	(96.6)	3,957.3	3,823.1	-	3,823.1
Currency impact	12.2			(128.1)
Consolidated reported GAAP net sales	$4,066.1			$3,695.0

Operating Income (loss)
Global Water	$297.8	($20.4)	$277.4	$278.7	$-	$278.7
Global Institutional & Specialty	347.5	-	347.5	308.4	-	308.4
Global Pest Elimination	51.7	0.6	52.3	47.7	-	47.7
Global Life Sciences	37.5	-	37.5	31.0	-	31.0
Corporate	(58.2)	8.4	(49.8)	(49.6)	-	(49.6)
Subtotal at fixed currency rates	676.3	(11.4)	664.9	616.2	-	616.2
Special (gains) and charges at fixed currency rates	56.6			33.9
Reported OI at fixed currency rates	619.7			582.3
Currency impact	2.3			(27.0)
Consolidated reported GAAP operating income	$622.0			$555.3

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2025	2025	2025	2025	2025	2025	2025
Diluted earnings per share, as reported (U.S. GAAP)	$1.41	$1.84	$3.25	$2.05	$5.30	$1.98	$7.28
Adjustments:
Special (gains) and charges (1)	0.09	0.07	0.16	0.08	0.24	0.21	0.45
Discrete tax expense (benefits) (2)	0.00	(0.02)	(0.02)	(0.06)	(0.08)	(0.12)	(0.21)
Impact of Ovivo Electronics on diluted earnings per share	0.00	0.00	0.00	0.00	0.00	0.01	0.01
Adjusted diluted earnings per share (Non-GAAP)	$1.50	$1.89	$3.39	$2.07	$5.46	$2.08	$7.53

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2026	2026	2026	2026	2026	2026	2026
Diluted earnings per share, as reported (U.S. GAAP)	$1.52
Adjustments:
Special (gains) and charges (3)	0.16
Discrete tax expense (benefits) (4)	0.02
Adjusted diluted earnings per share (Non-GAAP)	$1.70

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2025 includes charges of $25.1 million, $20.6 million, $22.0 million and $59.7 million, net of tax, in the first, second, third and fourth quarters, respectively. These charges were primarily related to One Ecolab.

(2) Discrete tax expenses (benefits) for 2025 includes ($0.5) million, ($5.0) million, ($16.3) million and ($35.7) million in the first, second, third and fourth quarters, respectively. These expenses (benefits) are primarily associated with the recognition of deferred tax attributes, share-based compensation excess tax benefits, the filing of federal, state, and foreign tax returns, and other discrete expenses (benefits).

(3) Special (gains) and charges for 2026 includes $45.5 million, net of tax, in the first quarter. These charges were primarily related to One Ecolab and acquisition and integration costs for the Ovivo Electronics and pending CoolIT Systems acquisitions.

(4) Discrete tax expenses (benefits) for 2026 includes $4.4 million in the first quarter. These expenses (benefits) are primarily associated with share-based compensation excess tax benefits and other discrete expenses (benefits).